Exhibit 99.1

OSG

OSG America L.P.	PRESS RELEASE

For Immediate Release

OSG AMERICA L.P. TO DELIST COMMON UNITS

TAMPA, FL – December 7, 2009 – OSG America L.P. (“OSG America” or the “Partnership”; NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported that the Board of Directors of its general partner has approved the delisting of the Partnership’s common units (the “Units”).

On December 7, 2009, Overseas Shipholding Group, Inc. (“OSG”) and OSG Bulk Ships, Inc. (“Purchaser”) accepted for payment and paid for Units of OSG America validly tendered and not withdrawn pursuant to Purchaser’s previously announced tender offer to purchase all issued and outstanding Units not owned by OSG and its affiliates (the “Offer”). In addition, on December 7, 2008, OSG exercised its right pursuant to Section 15.01 of the amended and restated limited partnership agreement of the Partnership to purchase all of the Units that continue to remain outstanding (the “Repurchase Right”). In connection with the exercise of the Repurchase Right, the Partnership has notified the New York Stock Exchange of its intent to remove the Units from listing and will file a delisting application with the Securities and Exchange Commission to delist the Units.

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About OSG America L.P.

OSG America L.P. is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSG America has an operating fleet of 23 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.'s limited partner units are listed on the New York Stock Exchange and trade under the symbol "OSP." More information is available at www.osgamerica.com.

Forward-Looking Statements

This press release may contain forward-looking statements regarding the Partnership’s prospects. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2008 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.